                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                         OF THE SECURITIES ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Under Rule 14a-12

                              W.P. CAREY & CO. LLC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                              W.P. CAREY & CO. LLC
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee Computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined)

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     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials:
----------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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[WPCAREY LOGO]

                                                                  April 30, 2001

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 7, 2001

Dear W. P. Carey & Co. LLC Shareholder:

     On Thursday, June 7, 2001, W. P. Carey & Co. LLC will hold its 2001 annual meeting of shareholders at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York. The meeting will begin at 10:30 a.m.

     We are holding this meeting:

     - To elect two Class I directors, each to hold office for a three year term and until their respective successors are elected and qualified; and

     - To transact such other business as may properly come before the meeting.

     Only shareholders who owned stock at the close of business on March 30, 2001 are entitled to vote at the meeting. W. P. Carey & Co. LLC mailed this Proxy Statement, proxy and its Annual Report to shareholders on April 30, 2001.

                                          By Order of the Board of Directors

                                          H. AUGUSTUS CAREY
                                          Secretary

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. YOU CAN VOTE YOUR SHARES BY USING THE TELEPHONE OR THROUGH THE INTERNET. INSTRUCTIONS FOR USING THESE SERVICES ARE SET FORTH ON THE ENCLOSED PROXY. YOU MAY ALSO VOTE YOUR SHARES BY MARKING YOUR VOTES ON THE ENCLOSED PROXY, SIGNING AND DATING IT AND MAILING IT IN THE BUSINESS REPLY ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                             W. P. CAREY & CO. LLC
                            ------------------------

                                PROXY STATEMENT

                                 APRIL 30, 2001
                            ------------------------

                              QUESTIONS & ANSWERS

WHO IS SOLICITING MY PROXY?

We, the directors of W. P. Carey & Co. LLC, are sending you this Proxy Statement and enclosed proxy.

WHO IS ENTITLED TO VOTE?

W. P. Carey & Co. LLC's shareholders as of the close of business March 30, 2001 (the Record Date) are entitled to vote at the annual meeting.

HOW DO I VOTE?

You may vote your shares either by attending the annual meeting, by telephone, through the Internet, or by completing the enclosed proxy card. To vote by telephone, call the specially designated telephone number set forth on the enclosed proxy. To vote through the Internet, use the Internet voting site listed on the enclosed proxy card. To vote by proxy, sign and date the enclosed proxy and return it in the enclosed envelope. If you return your proxy but fail to mark your voting preference, your shares will be voted FOR each of the nominees. We suggest that you return a proxy even if you plan to attend the meeting.

MAY I REVOKE MY PROXY?

Yes, you may revoke your proxy at any time before the meeting by voting in person, notifying W. P. Carey & Co. LLC's Secretary, or submitting a new proxy. The mailing address is 50 Rockefeller Plaza, New York, New York 10020. You should mail your notice of revocation of proxy to that address.

HOW MANY SHARES MAY VOTE?

At the close of business on the Record Date, March 30, 2001, W. P. Carey & Co. LLC had 34,296,466 listed shares outstanding and entitled to vote. Every shareholder is entitled one vote for each share held.

WHAT IS A "QUORUM"?

A "quorum" is the presence, either in person or represented by proxy, of a majority of the shares entitled to vote at the meeting. There must be a quorum for the meeting to be held. A nominee must receive the affirmative vote of a majority of the votes cast at the meeting to be elected to the board.

HOW WILL VOTING ON SHAREHOLDER PROPOSALS BE CONDUCTED?

We do not know of other matters which are likely to be brought before the meeting. However, in the event that any other matters properly come before the annual meeting, your signed proxy gives authority to the persons named in the enclosed proxy to vote your shares on such matters in accordance with their best judgment.

WHO WILL PAY THE COST FOR THIS PROXY SOLICITATION AND HOW MUCH WILL IT COST?

W. P. Carey & Co. LLC will pay the cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed proxy. In addition to the solicitation of proxies by mail, we may utilize some of the officers and employees of our wholly-owned subsidiary, Carey Asset Management Corp. (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by telephone. Currently, we do not intend to retain a solicitation firm to assist in the solicitation of proxies, but if sufficient proxies are not returned to us, we may retain an outside firm to assist in proxy solicitation for a fee estimated not to exceed $7,500, plus out-of-pocket expenses. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy statement to their principals and to request authority for the execution of proxies, and will reimburse such persons for their expenses in so doing.

WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING DUE?

We must receive any proposal which a shareholder intends to present at W. P. Carey & Co. LLC's 2002 annual meeting of shareholders no later than December 15, 2001 in order to be included in the Proxy Statement and form of proxy relating to that meeting.

     References in this Proxy Statement to W. P. Carey & Co. LLC refer to W. P. Carey & Co. LLC and its subsidiaries. Prior to June 28, 2000, W. P. Carey & Co. LLC was known as Carey Diversified LLC.

     W. P. CAREY & CO. LLC WILL PROVIDE SHAREHOLDERS, WITHOUT CHARGE, A COPY OF
W. P. CAREY & CO. LLC'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES ATTACHED THERETO, UPON WRITTEN REQUEST TO MS. SUSAN C. HYDE, DIRECTOR OF INVESTOR RELATIONS, AT W. P. CAREY & CO. LLC, 50 ROCKEFELLER PLAZA, NEW YORK, NEW YORK 10020.

                             ELECTION OF DIRECTORS

     W. P. Carey & Co. LLC has a classified board of directors currently consisting of two Class I directors, three Class II directors and four Class III directors, who will serve until the annual meetings of shareholders to be held in 2001, 2002 and 2003, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting.

     Nominees for election as Class I directors are Gordon F. DuGan and Reginald Winssinger. If elected, the nominees will serve as directors until the annual meeting of W. P. Carey & Co. LLC in 2004, and until their successors are elected and qualified. Unless otherwise specified, proxies will be voted for the election of the named nominees. If a nominee is unavailable for election, the board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee. No circumstances are presently known that would render the nominees unavailable. Both of the nominees are now members of the board of directors.

     Detailed information on each member of the board of directors, including each Class I nominee to be elected at the meeting, is provided below.

CLASS I DIRECTOR NOMINEES TO SERVE UNTIL THE YEAR 2004

GORDON F. DUGAN
AGE: 34

     Mr. DuGan, President and Chief Acquisitions Officer of W. P. Carey & Co. LLC, was elected President of W. P. Carey & Co., Inc. in 1999, and Executive Vice President and Managing Director in June 1997. Mr. DuGan rejoined W. P. Carey & Co., Inc. as Deputy Head of Acquisitions in February 1997. From October 1995 until February 1997, Mr. DuGan was Chief Financial Officer of a Colorado-based wireless communications equipment manufacturer. Mr. DuGan was, until September 1995, a Senior Vice President in the Acquisitions Department of
W. P. Carey & Co., Inc. Mr. DuGan joined W. P. Carey & Co., Inc. as Assistant to the Chairman in May 1988, after graduating from the Wharton School at the University of Pennsylvania where he concentrated in Finance.

REGINALD WINSSINGER
AGE: 58

     Mr. Winssinger was elected to the board of directors of W. P. Carey & Co. LLC in 1998 and is currently Chairman of the Board and Director of Horizon Real Estate Group, Inc. and National Portfolio, Inc. Mr. Winssinger has managed portfolios of diversified real estate assets exceeding $500 million throughout the

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United States for more than 20 years. Mr. Winssinger is active in the planning and development of major land parcels and has developed 20 commercial properties. Mr. Winssinger is a native of Belgium with more than 25 years of real estate practice, including 10 years based in Brussels, overseeing appraisals, construction and management. Mr. Winssinger holds a B.S. in Geography from the University of California at Berkeley and received a degree in Appraisal and Survey in Belgium. Mr. Winssinger presently serves as Honorary Belgium Consul to the State of Arizona, a position he has held since 1991.

CLASS II DIRECTORS CONTINUING TO SERVE UNTIL THE YEAR 2002

FRANCIS J. CAREY
AGE: 75

     Mr. Carey was elected in 2000 as Vice Chairman of the board of directors and Chairman of the Executive Committee of the board of directors of W. P. Carey & Co. LLC. Mr. Carey served as Chairman, Chief Executive Officer and a director of Carey Diversified LLC from 1997 to 2000. From 1987 to 1997, Mr. Carey held various positions with affiliates of W. P. Carey & Co., Inc., including President of W. P. Carey & Co., Inc., and President and director of CPA(R):10, CIP(R) and CPA(R):12. Mr. Carey also served as director of W. P. Carey & Co., Inc. from its founding in 1973 until 1997. Prior to 1987, he was senior partner in Philadelphia, head of the real estate department nationally and a member of the executive committee of Reed Smith LLP, counsel for W. P. Carey & Co. LLC. He served as a member of the executive committee and Board of Managers of the Western Savings Bank of Philadelphia from 1972 until its takeover by another bank in 1982, and is a former chairman of the Real Property, Probate and Trust Section of the Pennsylvania Bar Association. He served as a member of the Board of Overseers of the School of Arts and Sciences at the University of Pennsylvania from 1983 to 1990. He has also served as a member of the Board of Trustees and executive committee of the Investment Program Association from 1990 to 2000, and as its Chairman from 1998 to 2000, and has served on the Business Advisory Council of the Business Council for the United Nations since 1994. He holds A.B. and J.D. degrees from the University of Pennsylvania and completed executive programs in corporate finance and accounting at Stanford University Graduate School of Business and the Wharton School of the University of Pennsylvania. Mr. Carey is the father of H. Augustus Carey and the brother of Wm. Polk Carey.

EBERHARD FABER, IV
AGE: 64

     Mr. Faber was elected to the board of directors of W. P. Carey & Co. LLC in 1998 and is currently Chairman of the Board and director of the newspaper Citizens Voice, Chairman of the Board of Kings College and a director of Geisinger Wyoming Valley Hospital Advisory Board. Mr. Faber served as Chairman and Chief Executive Officer of Eberhard Faber, Inc., from 1973 to 1987. Mr. Faber also served as a director of the Philadelphia Federal Reserve Bank, including service as the Chairman of its Budget and Operations Committee from 1980 to 1986. Mr. Faber has served on the boards of several other companies, including PNC Bank, N.A. and First Eastern Bank, where he served as Chairman.

GEORGE E. STODDARD
AGE: 84

     Mr. Stoddard was appointed to the board of directors of W. P. Carey & Co. LLC in 2000 and serves as Chairman of the Investment Committee. From 1979 to 2000, Mr. Stoddard was Chairman of the Investment Committee of W. P. Carey & Co., Inc. Mr. Stoddard was until 1979 officer-in-charge of the Direct Placement Department of The Equitable Life Assurance Society of the United States ("Equitable"), with responsibility for all activities related to Equitable's portfolio of corporate investments acquired through direct negotiation. Mr. Stoddard was associated with Equitable for over 30 years. He holds an A.B. degree from Brigham Young University, an M.B.A. from Harvard Business School and an LL.B. from Fordham University Law School. Mr. Stoddard is also a director of CPA(R):10, CIP(R), CPA(R):12 and CPA(R):14.

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

CLASS III DIRECTORS CONTINUING TO SERVE UNTIL THE YEAR 2003

WM. POLK CAREY
AGE: 71

     Mr. Carey, Chairman of the board of directors and Chief Executive Officer of W. P. Carey & Co. LLC, has been active in lease financing since 1959 and a specialist in net leasing of corporate real estate property since 1964. Before founding W. P. Carey & Co., Inc. in 1973, he served as Chairman of the Executive committee of Hubbard, Westervelt & Mottelay (now Merrill Lynch Hubbard), head of Real Estate and Equipment Financing at Loeb Rhoades & Co. (now Lehman Brothers), head of Real Estate and Private Placements, director of Corporate Finance and Vice Chairman of the Investment Banking Board of duPont Glore Forgan Inc. A graduate of the University of Pennsylvania's Wharton School, Mr. Carey also received his Sc.D. honoris causa from Arizona State University and is a Trustee of The John Hopkins University and of other educational and philanthropic institutions. He served for many years on the Visiting Committee to the Economics Department of the University of Pennsylvania and co-founded with Dr. Lawrence R. Klein the Economics Research Institute at the University. Mr. Carey also serves as Chairman of the Board and Chief Executive Officer of CPA(R):10, CIP(R), CPA(R):12 and CPA(R):14. Mr. Carey is the brother of Francis J. Carey and the uncle of H. Augustus Carey.

DR. LAWRENCE R. KLEIN
AGE: 80

     Dr. Klein was elected to the board of directors of W. P. Carey & Co. LLC in 1998 and is Benjamin Franklin Professor Emeritus of Economics and Finance at the University of Pennsylvania and its Wharton School, having joined the faculty of the University in 1958. He is a holder of earned degrees from the University of California at Berkeley, the Massachusetts Institute of Technology and Oxford University, and has been awarded the Alfred Nobel Memorial Prize in Economic Sciences, as well as a number of honorary degrees. Founder of Wharton Econometric Forecasting Associates, Inc., Dr. Klein has been counselor to various corporations, governments and government agencies, including the Federal Reserve Board and the President's Council of Economic Advisers. Dr. Klein joined
W. P. Carey & Co., Inc. in 1984 as Chairman of the Economic Policy Committee and as a director.

CHARLES C. TOWNSEND, JR.
AGE: 73

     Mr. Townsend was elected to the board of directors of W. P. Carey & Co. LLC in 1998 and currently is an Advisory Director of Morgan Stanley & Co., having held such position since 1979. Mr. Townsend was a Partner and a Managing Director of Morgan Stanley & Co. from 1963 to 1978 and served as Chairman of Morgan Stanley Realty Corporation from 1977 to 1982. Mr. Townsend holds a B.S.E.E. from Princeton University and an M.B.A. from Harvard University. Mr. Townsend served as director of CIP(R) and CPA(R):14 until 2000.

DONALD E. NICKELSON
AGE: 68

     Mr. Nickelson was elected to the board of directors of W. P. Carey & Co. LLC in 1998 and is currently Vice-Chairman and director of Harbour Group Industries Inc., a leveraged buy-out firm. From 1981 to 1990, he served as President of Paine, Webber, Jackson & Curtis, PaineWebber, Inc. and PaineWebber Group, Inc., investment banking and brokerage firms. He is Chairman of the Board of Del Industries. He also serves as a Trustee of the Mainstay Mutual Funds Group and is on the advisory board at Stanford Institute for the Quantitative Study of Society. Previously, Mr. Nickelson was Chairman of the Board of Omniquip International, Inc., Greenfield Industries and Flair Corporation. He served as director for Selectide Corporation and Sugen, Inc., biotech companies. In addition, he served as Chairman of the Pacific Stock Exchange and director of the Chicago Board of Options Exchange.

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

                  EXECUTIVE OFFICERS OF W. P. CAREY & CO. LLC

     W. P. Carey & Co. LLC's executive officers are elected annually by the board of directors. Detailed information regarding the Executive Officers who are not directors is set forth below.

H. AUGUSTUS CAREY
AGE: 43

     Mr. Carey, is a Managing Director and Secretary of W. P. Carey & Co. LLC. Mr. Carey worked for W. P. Carey & Co., Inc. from 1979 to 1981 as Assistant to the President. He returned to W. P. Carey & Co., Inc. as a Vice President in August 1988, was elected a First Vice President in April 1992 and a Managing Director in 1997. He also serves as Vice Chairman of CPA(R): 10, CPA(R):12, CPA(R):14 and CIP(R) and as President of Carey Financial Corporation. From 1984 to 1987, Mr. Carey served as a loan officer in the North American Department of Kleinwort Benson Limited in London, England. He received his A.B. in Asian Studies from Amherst College in 1979 and a M.Phil. in Management Studies from Oxford University in 1984. Mr. Carey is a former Chairman of the Corporate Advisory Council for the International Association for Investment Planners and is currently a Trustee for the Oxford Management Center Advisory Council. Mr. Carey is also Chairman of the Investment Program Association. He is a nephew of Wm. Polk Carey and a son of Francis J. Carey.

ANNE R. COOLIDGE
AGE: 32

     Ms. Coolidge is an Executive Director of W. P. Carey & Co. LLC. Ms. Coolidge joined W. P. Carey & Co. Inc. in 1993, as Assistant to the Chairman and was elected a Vice President in April 1998 and First Vice President in March 1999. Ms. Coolidge received an A.B. from Harvard College magna cum laude and an M.B.A. from Columbia University's Graduate School of Business.

CLAUDE FERNANDEZ
AGE: 48

     Mr. Fernandez is a Managing Director of W. P. Carey & Co. LLC and Executive Vice President and Chief Administrative Officer of CPA(R): 10, CPA(R):12, CPA(R):14 and CIP(R). Mr. Fernandez joined W. P. Carey & Co, Inc. as Assistant Controller in March 1983, was elected Controller in July 1983, a Vice President in April 1986, a First Vice President in April 1987, a Senior Vice President in April 1989 and Executive Vice President in April 1991. Prior to joining W. P. Carey & Co., Inc., Mr. Fernandez was associated with Coldwell Banker, Inc. in New York for two years and with Arthur Andersen & Co. in New York for over three years. Mr. Fernandez, a Certified Public Accountant, received a B.S. in Accounting from New York University in 1975 and an M.B.A. in Finance from Columbia University Graduate School of Business in 1981.

STEPHEN H. HAMRICK
AGE: 49

     Mr. Hamrick is a Managing Director of W. P. Carey & Co. LLC. Mr. Hamrick is currently Chairman and Chief Executive Officer of Carey Financial Corporation, a position he has held since 1997. During 1996 and 1997, Mr. Hamrick developed for Cantor Fitzgerald an electronic trading business utilized by institutional customers, including brokerage firms and banks, to trade privately held securities. The preceding two years he spent as CEO of a full-service, investment brokerage business at Wall Street Investor Services. From 1988 until 1994, he was a Senior Vice President at PaineWebber Incorporated, where he headed up Private Investments and served as a member of the firm's Management Council. From 1975 until joining PaineWebber, Mr. Hamrick was associated with E.F. Hutton & Company (and the successor firm Shearson Lehman Hutton Inc.), where he held the position of National Director of Private Placements. Mr. Hamrick is a member of the Committee on Securities for the American Stock Exchange, the Listings Panel for NASDAQ and The Board of Trustees of The Orbitex Group of Funds. In addition, he serves as Chairman of Duroplas Corporation, a development stage company building on proprietary technology that enables the production of thermoplastic compounds. Mr. Hamrick has served as Chairman of the Securities Industry Association's

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

Direct Investment Committee and as Chairman of the Investment Program Association. He is a Certified Financial Planner and was graduated with degrees in English and Economics from Duke University.

EDWARD V. LAPUMA
AGE: 28

     Mr. LaPuma is an Executive Director of W. P. Carey & Co. LLC. Mr. LaPuma joined W. P. Carey & Co. Inc. as an Assistant to the Chairman in July 1995, became a Second Vice President in July 1996 and a Vice President and Research Officer in April 1997. Mr. LaPuma graduated from the University of Pennsylvania's College of Arts and Sciences magna cum laude and Wharton School magna cum laude, receiving a B.A. in Global Economic Strategies and a B.S. in Economics with a concentration in Finance.

JOHN J. PARK
AGE: 36

     Mr. Park is a Managing Director and Chief Financial Officer of W. P. Carey & Co. LLC. Mr. Park became a First Vice President of W. P. Carey & Co., Inc. in April 1993 and a Senior Vice President in October 1995. Mr. Park joined W. P. Carey & Co., Inc. as an Investment Analyst in December 1987 and became a Vice President in July 1991. Mr. Park received a B.S. in Chemistry from Massachusetts Institute of Technology in 1986 and an M.B.A. in Finance from the Stern School of New York University in 1991.

W. SEAN SOVAK
AGE: 28

     Mr. Sovak is an Executive Director of W. P. Carey & Co. LLC. Mr. Sovak joined W. P. Carey & Co., Inc. as Assistant to the Chairman in 1994 and was appointed to First Vice President in April 1998. Mr. Sovak graduated summa cum laude from the University of Pennsylvania's Wharton School, where he concentrated in Finance.

GORDON J. WHITING
AGE: 35

     Mr. Whiting is an Executive Director of W. P. Carey & Co. LLC. Mr. Whiting joined W. P. Carey & Co., Inc. in September 1994, as a Second Vice President after receiving an M.B.A. from the Columbia University Graduate School of Business, where he concentrated in finance. Mr. Whiting was elected a Vice President of W. P. Carey & Co., Inc. in October 1995, and a First Vice President in April 1997. Mr. Whiting founded an import/export company based in Hong Kong after receiving a B.S. in Business Management and Marketing from Cornell University.

                         SECURITY OWNERSHIP OF CERTAIN
                  BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of shares as of the March 31, 2001 by each of W. P. Carey & Co. LLC's directors, Chief Executive Officer and the executive officers named in the summary compensation table below. The business address of the individuals listed is 50 Rockefeller Plaza, New York, NY 10020. Wm. Polk Carey beneficially owns 33.0% of the shares and Gordon F. DuGan beneficially owns 1.4% of the shares, respectively, of W. P. Carey & Co. LLC. No other director or officer beneficially owns more than 1% of the shares of W. P. Carey & Co LLC. The directors and all executive officers as a group own approximately 37.8% of the shares.

                                                                AMOUNT OF SHARES
NAME                                                          BENEFICIALLY OWNED(1)    PERCENTAGE
----                                                          ---------------------    ----------
Francis J. Carey(2).........................................          278,161                *
Wm. Polk Carey(3)...........................................       12,300,240             33.0%
Gordon F. DuGan(4)..........................................          484,093              1.4
Eberhard Faber, IV(5)(6)....................................           18,826                *
Lawrence R. Klein(6)........................................           10,556                *
Donald E. Nickelson(7)......................................           28,664                *
Charles C. Townsend, Jr.(6).................................           12,966                *
Reginald Winssinger(6)......................................           15,151                *
George E. Stoddard(8).......................................           73,333                *
Edward V. LaPuma(8).........................................           68,130                *
W. Sean Sovak(8)............................................           60,704                *
All Directors and Executive Officers as a Group (17
  individuals)..............................................       14,246,955             37.8%

---------------
 *  Less than 1%

(1) Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Except as noted, and except for any community property interest owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares which they are identified as being the beneficial owners.

(2) The amounts shown include 189,166 shares which Mr. Carey has the right to acquire through the exercise of stock options within 60 days after March 31, 2001 under the 1997 Listed Share Incentive Plan.

(3) Includes 2,696,317 shares held by W. P. Carey & Co., Inc., 580,947 shares held by Carey Corporate Property, Inc., 245,790 shares held by Seventh Carey Corporate Property, Inc., 912,680 shares held by Eighth Carey Corporate Property, Inc., 385,838 shares held by Ninth Carey Corporate Property, Inc. and 4,059,173 shares held by Carey Property Advisors LP for which Mr. Carey is deemed to be the beneficial owner. This amount also includes 3,010,730 shares which W. P. Carey & Co., Inc. has the right to acquire through the exercise of stock options. See "Certain Transactions."

(4) 434,250 of these shares are held pursuant to a compensation arrangement with
    W. P. Carey & Co. LLC and are subject to the restrictions connected therewith. Includes 49,844 shares which Mr. DuGan has the right to acquire through the exercise of stock options within 60 days after March 31, 2001 under the 1997 Listed Share Incentive Plan.

(5) Includes 4,675 shares held by the Faber Family Trust, of which Mr. Faber is a trustee and a beneficiary. Does not include 1,090 shares held by the Faber Foundation.

(6) The amount shown includes 4,000 shares which each of these directors has the right to acquire pursuant to stock options exercisable within 60 days of March 31, 2001 under the W. P. Carey & Co. LLC Non-Employee Director Plan.

(7) The amount shown includes 20,689 shares which Mr. Nickelson has the right to acquire through the exercise of stock options within 60 days after March 31, 2001 under the Non-Employee Director Plan. Also includes 2,912 shares held by Mr. Nickelson's wife.

(8) The amounts shown include 8,333 shares which the executive has the right to acquire through the exercise of stock options within 60 days after March 31, 2001 under the 1997 Listed Share Incentive Plan.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     Members of the board of directors have been appointed to serve on various committees of the board of directors. The board of directors has currently established three committees: (i) the Executive Committee; (ii) the Compensation Committee; and (iii) the Audit Committee.

     - EXECUTIVE COMMITTEE. The Executive Committee may authorize the execution of contracts and agreements, including those related to the borrowing of money by W. P. Carey & Co. LLC. The Executive Committee will exercise, during intervals between meetings of the board of directors and subject to certain limitations, all of the powers of the full board of directors and will monitor and advise the board of directors on strategic business planning for W. P. Carey & Co. LLC.

     - COMPENSATION COMMITTEE. The Compensation Committee is responsible for assuring that the officers and key management personnel of W. P. Carey & Co. LLC are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive. The Compensation Committee reviews annually the compensation and allowances for directors as recommended by management, reviews and approves distribution of incentive compensation or bonuses and the design of any new supplemental compensation program and reviews and approves the number of shares, price per share and period of duration for stock grants under any approved share incentive plan.

     - AUDIT COMMITTEE. The Audit Committee has been established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of W. P. Carey & Co. LLC's internal accounting controls.

     The board of directors does not have a standing nominating committee.

BOARD MEETINGS AND DIRECTORS' ATTENDANCE

     There were four board meetings held in 2000. No incumbent director attended fewer than 75% of the total number of board meetings held in 2000.

                       BOARD COMMITTEE MEMBERSHIP ROSTER

NAME                                                          EXECUTIVE    COMPENSATION    AUDIT
----                                                          ---------    ------------    -----
Wm. Polk Carey..............................................      X
Francis J. Carey............................................      X*
Gordon F. DuGan.............................................      X
Charles C. Townsend, Jr. ...................................                    X*
Eberhard Faber IV...........................................                    X            X
Donald E. Nickelson.........................................                    X            X*
Reginald Winssinger.........................................                                 X

---------------
* Chairman of Committee

COMPENSATION OF THE BOARD OF DIRECTORS

     W. P. Carey & Co. LLC pays its directors who are not its officers fees for their services as directors. Such directors receive annual compensation of $41,000, and $1,000 in cash for attending each quarterly meeting. The annual compensation is paid with a retainer of $16,000 payable quarterly in cash, and $25,000 in the form of restricted shares or options to purchase shares. Officers or employees of W. P. Carey & Co. LLC or its subsidiaries who are directors are not paid any director fees.

     The Non-Employee Directors' Plan authorizes the issuance of up to 300,000 shares. Each independent director is eligible to receive quarterly an award of options to purchase shares or restricted shares. Awards may be made on each April 1, July 1, October 1 and January 1 (each date, a "Quarterly Award Date") during the term of the Non-Employee Directors' Plan. As part of the compensation described above, each independent director may receive in lieu of restricted shares, on each Quarterly Award Date on which he is a member of the board of directors, the number of options to purchase shares or restricted shares having a fair market value on that date that as nearly as possible equals, but does not exceed $6,250.

EXECUTIVE COMPENSATION

     W. P. Carey & Co. LLC was organized as a Delaware limited liability company in October 1996 under the name Carey Diversified LLC. On January 1, 1998, Carey Diversified LLC completed its merger with nine CPA(R) Partnerships. On June 28, 2000 Carey Diversified LLC acquired its manager, Carey Management LLC, and changed its name to W. P. Carey & Co. LLC. All management functions of W. P. Carey & Co. LLC are provided by its wholly-owned subsidiary, Carey Asset Management Corp. All policy making functions are carried out by executive officers of Carey Asset Management Corp. who hold the same titles as officers of
W. P. Carey & Co. LLC. The following tables set forth the compensation earned by and option information relating to Francis J. Carey, Carey Diversified LLC's Chief Executive Officer through June 28, 2000, Mr. Wm. Polk Carey, W. P. Carey & Co. LLC's Chief Executive Officer after that date and the three next highest paid executive officers who performed policy making functions for W. P. Carey & Co. LLC after June 28, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                                                     ------------------------------
                                         ANNUAL COMPENSATION                             SECURITIES
                                     ----------------------------    RESTRICTED STOCK    UNDERLYING
                                     YEAR     SALARY      BONUS        AWARDS($)(1)      OPTIONS(#)
                                     ----    --------    --------    ----------------    ----------
Wm. Polk Carey.....................  2000    $125,000    $    -0-       $  202,000        150,000
  Chairman & Chief Executive
  Officer
Francis J. Carey...................  2000    $275,000    $172,300       $  254,700        150,000
  Vice Chairman and Former Chief     1999     300,000     102,738          379,688        150,000
  Executive Officer                  1998     250,000     150,000          150,000        152,000
Gordon F. DuGan....................  2000    $175,000    $538,500       $1,261,676        149,533
  President
Edward V. LaPuma...................  2000    $100,000    $804,597       $  843,750         25,000
  Executive Director
W. Sean Sovak......................  2000    $100,000    $464,336       $  843,750         25,000
  Executive Director

---------------
(1) On January 1, 2001, Wm. Polk Carey and Francis J. Carey received grants of restricted shares as part of their annual compensation for 2000. On January 1, 2001, the New York Stock Exchange was closed. The closing price of the W.
    P. Carey & Co. LLC's Listed Shares on the immediately succeeding trading date was $18.26 per share. The restricted shares vest ratably over a four year period. The transferability of these shares is restricted and they are eligible to receive dividends.

                      OPTIONS GRANTED IN FISCAL YEAR 2000

                                        PERCENT OF                              POTENTIAL REALIZABLE VALUE
                                       TOTAL OPTIONS                              AT ASSUMED ANNUAL RATE
                                        GRANTED TO     EXERCISE                 OF SHARE PRICE APPRECIATION
                             OPTIONS   EMPLOYEES IN    PRICE PER   EXPIRATION   ---------------------------
                             GRANTED    FISCAL YEAR      SHARE        DATE           5%            10%
                             -------   -------------   ---------   ----------   ------------   ------------
Wm. Polk Carey(1)..........  150,000        14%         $18.26       1/2011      $1,722,542     $4,365,260
Francis J. Carey(1)........  150,000        14           18.26       1/2011       1,722,542      4,365,260
Gordon F. DuGan(2).........  149,533        14            7.69       4/2010       2,960,394      5,395,061
Edward V. LaPuma(2)........   25,000         2           16.25       4/2010         280,939        687,985
W. Sean Sovak(2)...........   25,000         2           16.25       4/2010         280,939        687,985

---------------
(1) The options are exercisable for one-third of the covered shares on the first of January 2002, January 2003 and January 2004.

(2) The options are exercisable for one-third of the covered shares on the first of April 2001, April 2002 and April 2003.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000*
                       AND FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                              OPTIONS AT FISCAL YEAR-END          AT FISCAL YEAR-END
                                             ----------------------------    ----------------------------
                                             EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                             -----------    -------------    -----------    -------------
Wm. Polk Carey.............................       -0-          150,000          None               None
Francis J. Carey...........................    88,500          363,500          None         $  240,000
Gordon F. DuGan............................       -0-          149,533          None          1,556,639
Edward V. LaPuma...........................       -0-           25,000          None             46,250
W. Sean Sovak..............................       -0-           25,000          None             46,250

---------------
* No options have been exercised.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee comprises entirely non-employee directors and is responsible for acting on behalf of the Board with respect to (i) general compensation and benefit practices of W. P. Carey & Co. LLC, (ii) reviewing and making recommendations to the board of directors of salaries and other compensation actions for Wm. Polk Carey, Francis J. Carey, George E. Stoddard and Gordon F. DuGan, and (iii) adopting, administering and approving or recommending the approval by the board of directors of awards under annual and long-term incentive compensation plans.

  Compensation Philosophy

     The Compensation Committee is committed to a compensation philosophy that rewards employees on the basis of W. P. Carey & Co. LLC's success in attaining corporate financial objectives as well as on the basis of the employees' success in attaining individual financial and qualitative performance objectives. W. P. Carey & Co. LLC's compensation program is designed to:

     - Attract, motivate, reward and retain highly qualified executives.

     - Align shareholder and employee interests.

     - Reward long-term career contributions to W. P. Carey & Co. LLC.

     - Emphasize the variable portion of total compensation (cash and stock) as an individual's level of responsibility increases.

     - Provide fully competitive compensation opportunities consistent with performance.

     - Encourage teamwork.

     During 2000, the Compensation Committee conducted a review of W. P. Carey & Co. LLC's executive compensation programs, assessing the effectiveness of the programs and relative competitiveness compared with identified companies of similar size and business characteristics to W. P. Carey & Co. LLC. This comparable group included companies from both the real estate investment trust and diversified financial areas representing the most direct competitors for executive talent.

  Key Elements of Compensation

     The key elements of W. P. Carey & Co. LLC's executive compensation program are base salary, employee benefits, annual bonus and long-term stock incentives. As an executive's level of responsibility increases, a greater portion of total compensation is based on annual and long-term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual's compensation level from year to year. The mix, level and structure of performance-based incentive elements is intended to reflect industry practices as well as the executive's role and relative impact on the business. The Compensation Committee believes that company performance should be measured on the basis of both quantitative and qualitative assessments. Quantitative measures include performance in areas such as growth in funds from operations (FFO), net operating income growth, operating margins, return on invested capital and market value. Qualitative measures include performance in the areas such as asset quality, asset management, risk management and tenant retention. These quantitative and qualitative measures are not formally weighted for purposes of determining salaries or incentive awards.

     Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option and restricted stock grants under the W. P. Carey & Co. LLC 1997 Listed Share Incentive Plan are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation.

                                          Submitted by the Compensation
                                          Committee:

                                          Charles C. Townsend, Jr., Chairman
                                          Eberhard Faber, IV
                                          Donald E. Nickelson

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors reports as follows with respect to the audit of W. P. Carey & Co. LLC 's fiscal 2000 audited financial statements.

     The Committee has reviewed and discussed the audited financial statements with the management of W. P. Carey & Co. LLC. The directors who serve on the Audit Committee are all "independent" as defined in the New York Stock Exchange listing standards. That is, the Board of Directors has determined that none of us has a relationship to W. P. Carey & Co. LLC that may interfere with our independence from W. P. Carey & Co. LLC and its management.

     The Committee has discussed with the independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has discussed with the auditors the auditors' independence from W. P. Carey & Co. LLC and, based on review and discussions of the audited financial statements of W. P. Carey & Co. LLC with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2000 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee has adopted a formal written charter, which is attached as Appendix A.

                                          Submitted by the Audit Committee:

                                          Donald E. Nickelson, Chairman
                                          Eberhard Faber, IV
                                          Reginald Winssinger

INDEPENDENT AUDITORS FEES

     The aggregate fees billed to W. P. Carey & Co. LLC by PricewaterhouseCoopers LLP for professional services rendered for the audit of
W. P. Carey & Co. LLC's fiscal 2000 financial statements included in the Annual Report on Form 10-K and the review of the financial statements included in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 were $150,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No services were performed by, or fees billed for the professional services rendered by, PricewaterhouseCoopers LLP in connection with financial information systems design and implementation projects for the year ended December 31, 2000.

ALL OTHER FEES

     Fees billed for other services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2000 were $516,000 for audit related services and $796,000 for non-audit related services. Audit related services include SEC registration statement review and procedures related to the merger, accounting consultations, a cost segregation analysis and an audit of a subsidiary broker-dealer. Non-audit related services include fees for tax consultation and preparation.

     The Audit Committee considered whether the provision of services described above under "All Other Fees" is compatible with maintaining
PricewaterhouseCoopers LLP's independence.

                               PERFORMANCE GRAPH

     The graph below provides an indicator of cumulative shareholder returns for
W. P. Carey & Co. LLC as compared with the S&P 500 Stock Index and the National Association of Real Estate Investment Trusts (NAREIT) Index.
[PERFORMANCE LINE GRAPH]

                                                           WPC                       S&P 500                  NAREIT INDEX
                                                           ---                       -------                  ------------
1/1/98                                                  100.0000                    100.0000                    100.0000
12/31/98                                                106.7080                    128.5800                     82.4978
12/31/99                                                100.8800                    155.6200                     78.6864
12/31/00                                                119.2150                    139.8400                     99.4324

                              CERTAIN TRANSACTIONS

ACQUISITION OF CAREY MANAGEMENT LLC

     On June 28, 2000, Carey Diversified LLC acquired the advisory business of Carey Management LLC, its manager. As a result of the merger, Carey Diversified LLC became self-managed and the management contract between Carey Diversified LLC and Carey Management LLC was cancelled. Prior to the merger, Carey Management LLC provided both strategic and day-to-day management services for the Carey Diversified LLC, including acquisition services, research, investment analysis, asset management, capital funding services, disposition of assets and administrative services for which it receives a fee. Prior to the merger, in 2000, Carey Management LLC earned $2,757,020 in fees from Carey Diversified LLC.
W. P. Carey & Co., Inc., a company which is owned solely by Wm. Polk Carey, a director of W. P. Carey & Co. LLC, owned directly and indirectly 100% of Carey Management LLC. The merger was approved by the shareholders of Carey Diversified LLC at its last annual meeting of shareholders. Pursuant to the merger, Mr. Carey and certain executive officers of Carey Management LLC received 8,000,000 Listed Shares of Carey Diversified LLC and have the right to receive up to an additional 2,000,000 Listed Shares if certain operating results are achieved during the four years following the merger. The necessary operating results were achieved for 2000, and accordingly, an additional 500,000 Listed Shares were paid upon completion of the audited financial results indicating that such targets were met. The 8,000,000 Listed Shares are subject to a three-year lock-up (with one-third of such shares being released on each of the first three anniversaries of the merger) and the holders of those shares have registration rights. After the merger, Carey Diversified LLC changed its name to W. P. Carey & Co. LLC.

ACQUISITION OF LIMITED PARTNERSHIP INTERESTS

     On January 1, 2001, W. P. Carey & Co. LLC and its affiliates acquired all limited partnership interests of the CPA(R) Partnerships not then held directly or indirectly by it. As a result, Wm. Polk Carey received 151,964 Listed Shares in exchange for his limited partnership interests. The exact amount of Listed Shares were determined based upon an independent appraisal of the limited partnership interests completed in March 2001.

AMOUNTS PAID TO W. P. CAREY & CO., INC.

     Upon completion of the merger of the nine CPA(R) Partnerships, W. P. Carey & Co., Inc. received warrants to purchase 2,284,800 of W. P. Carey & Co. LLC's shares at $21 per share and 725,930 shares at $23 per share as compensation for investment banking services provided to W. P. Carey & Co. LLC. The warrants are exercisable through December 31, 2008.

AMOUNTS PAID/PAYABLE TO THE GENERAL PARTNERS

     In connection with the merger of the nine CPA(R) Partnerships, W. P. Carey & Co., Inc. and affiliates (collectively, the "General Partners") received a subordinated fee of $4,422,000, measured based upon the cumulative proceeds arising from the sale of the CPA(R) Partnerships' assets (with the exception of CPA(R):5). The General Partners were entitled to this payment if the Limited Partners received a return of their initial investment in the partnership plus a cumulative return of varying percentages depending on the particular CPA(R) Partnership. Each CPA(R) Partnership (with the exception of CPA(R):5), was deemed to satisfy the required return based on the trading price of W. P. Carey & Co. LLC after the consolidation. Carey Management is entitled to be paid a subordinated fee in connection with CPA(R):5 of $1,423,000 if the closing price of the shares exceeds $23.11 for five consecutive days.

LIVHO, INC. TRANSACTION

     In connection with the consolidation, W. P. Carey & Co. LLC obtained a hotel in Livonia, Michigan which was not subject to a lease. W. P. Carey & Co. LLC would be taxed as a corporation if it received more than a small percentage of its income from the operation of a hotel. In order to avoid taxation as a corporation, W. P. Carey & Co. LLC leased the hotel to Livho Inc., a corporation wholly-owned by Francis J. Carey, its vice chairman, pursuant to a 10-year lease. Livho Inc. paid $3,014,544 in rent in 2000. Livho, Inc. had a net loss of $167,294 in 2000.

FREDIP, S.A. TRANSACTIONS

     During 1999 and 2000, W. P. Carey & Co. LLC acquired a total of five properties in France through its subsidiary, Polkinvest. In the acquisition of these properties, Polkinvest has co-invested with a FREDIP, S.A., a company in which Reginald Winssinger, a director of W. P. Carey & Co. LLC, is a 25% owner. Polkinvest owns between a 75% to 99% interest in these properties and FREDIP owns the remaining interest. The total cost of acquiring these properties was $34,731,659. FREDIP has invested a total of $5,703,164 on the same terms as W.
P. Carey & Co. LLC.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on a review of its records and written representations, W. P. Carey & Co. LLC believes that during 2000, its officers and directors complied with the beneficial ownership reporting requirements of the Securities Exchange Act.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     From our inception, we have engaged the firm of PricewaterhouseCoopers LLP as our independent public accountants. We have selected PricewaterhouseCoopers as auditors for 2001. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to questions.

                                          By order of the Board of Directors

                                          H. AUGUSTUS CAREY
                                          Secretary

                                                                      APPENDIX A

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

I. GENERAL

     The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

     The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange. The members of the Audit Committee shall be appointed by the Board.

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The Audit Committee shall make regular reports to the Board.

II. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

  Documents/Reports Review

     1. Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

     2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

     3. Review the regular internal reports to management prepared by the internal auditing department and management's response.

     4. Review with financial management and the independent auditors the 10-Q prior to its filing or prior to the release of earnings. The Chairman of the Committee may represent the entire Committee for purposes of this review.

  Independent auditors

     5. Recommend to the Board of Directors the selection of the independent auditors, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent auditors. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants' independence. The independent auditors are ultimately accountable to the Audit Committee and the Board.

     6. Review the performance of the independent auditors and if necessary, recommend to the Board the proposed discharge of the independent auditors when circumstances warrant.

     7. Review with the independent auditors, out of the presence of management, internal controls, the fullness and accuracy of the organization's financial statements and any management letter provided by the auditors and the Company's response to that letter.

     8. Approve the fees paid to the independent auditors.

  Financial Reporting Processes

     9. In consultation with the independent auditors and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

     10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     11. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors, management, or the internal auditing department.

     12. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

  Process Improvement

     13. Meet with the independent auditors prior to the audit to review the planning and staffing of the audit.

     14. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

     15. Following completion of the annual audit, review separately with each of management, the independent auditors and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     16. Review any significant disagreement among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.

     17. Review with the independent auditors, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

     18. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

  Ethical and Legal Compliance

     19. Review activities, organizational structure and qualifications of the internal audit department.

     20. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

     21. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

     22. Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

     23. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED.          PLEASE MARK
IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE            YOUR VOTE AS
VOTED (1) FOR THE NOMINATED DIRECTORS, AND (2)           INDICATED IN
FOR OR AGAINST ANY OTHER MATTERS THAT PROPERLY           THIS EXAMPLE  [ X ]
COME BEFORE THE MEETING AT THE DISCRETION OF THE
PROXY HOLDER.

1. Election of Class 1 Directors for the Three-Year Term Expiring in 2004

          FOR all nominees                 WITHHOLD
       listed below (except as         AUTHORITY (to vote
       marked to the contrary        for all nominees listed
               below)                       below)
                [ ]                          [ ]
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below)

01 Gordon F. DuGan
02 Reginald Winssinger

2. Such other matters as may properly come before the meeting at the discretion of the proxy holders.

SIGNATURE                    SIGNATURE                 DATED:            , 2001
         -------------------           ---------------       ------------
SIGNATURE(S) MUST CORRESPOND EXACTLY WITH NAME(S) AS IMPRINTED HEREON. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.
-------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                     VOTE BY INTERNET OR TELEPHONE OR MAIL
                         24 HOURS A DAY, 7 DAYS A WEEK

   YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR
               SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED
                         AND RETURNED YOUR PROXY CARD.

                                    INTERNET
                         http://www.proxyvoting.com/wpc
     Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

                                       OR

                                   TELEPHONE
                                 1-800-840-1208

     Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

                                       OR

                                      MAIL

                              Mark, sign and date
                                your proxy card
                                      and
                                return it in the
                             enclosed postage-paid
                                   envelope.

              IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                 YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

                                REVOCABLE PROXY
                              W.P. CAREY & CO. LLC

             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS JUNE 7, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of W.P. Carey & Co. LLC appoints John J. Park and Claude Fernandez, and each of them, with full power of substitution, as proxy to vote all Listed Shares of the undersigned in W.P. Carey & Co. LLC at the Annual Meeting of shareholders to be held on June 7, 2001 and at any adjournment thereof, with like effect and as if the undersigned were personally present and voting, upon the matters set forth on the reverse side.

-------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -